Exhibit 99.1

For Immediate Release	Contact: Roger Holliday (Financial)
(678) 742-8181 or
Nancy Young (Media)
(678) 742-8118

Russell Corporation Announces Restructuring to Lower Costs and Generate Growth

°	Estimates After-Tax Charges at $45 Million to $52 Million

°	Projects Annualized Savings of $22 Million to $26 Million After-Tax

°	Sets Stage for Further Margin Expansion in 2007

°	Provides Range for 2005 and Initial Guidance for 2006

ATLANTA, GA (January 19, 2006) – Russell Corporation (NYSE: RML) announced a major restructuring today that includes a number of specific actions developed to improve the Company’s long-term competitiveness.

The after-tax cost of the restructuring is expected to be $45 million to $52 million, with projected annualized pre-tax cost savings in the $35 million to $40 million range, or approximately $22 million to $26 million on an after-tax basis. Approximately one half of the charges are expected in the 2006 fiscal year, with approximately 20 percent of the savings expected to be realized in 2006, approximately 80 percent in 2007, and the full impact in 2008 and beyond.

Restructuring Plans Unfold

The restructuring announced today will be combined with focused marketing efforts, improved asset utilization and efficiency improvements, which should lead to increased sales, higher margins and improved profitability.

The goal of these actions is to favorably impact ongoing financial results in 2006 and, more importantly, to better position the Company for 2007 and beyond. These plans are focused on three key areas within the Company and include:

•	The continued shift offshore of textile/apparel manufacturing operations, expected to result in pre-tax savings of $22 million to $25 million annually

°	Expansion of the Company’s newest textile facility in Honduras

°	Elimination of all knit textile capacity in Alexander City, Alabama

°	Completion of the movement of sock production offshore

°	Movement of additional team uniform production offshore

°	Closure of a higher cost sewing operation in Mexico

•	The completion of operational changes to Huffy Sports’ backboard business, projected to reduce costs by approximately $5 million on a pre-tax basis

°	Elimination of remaining Huffy Sports domestic production

°	Movement of production offshore to a current supplier

•	Reductions of $8 million to $10 million in overhead costs, pre-tax

°	Reorganization of sales and marketing within the Russell Athletic Group

°	Elimination of approximately 90 positions in corporate and division offices

These plans will impact approximately 2,300 positions globally, including 1,700 in the U.S., of which approximately 1,200 will eventually be replaced in Honduras and Mexico. Employees who will be impacted by the restructuring plans announced today will be eligible for a severance package.

Chairman and CEO Jack Ward said, “We are making these structural changes in our businesses to remain competitive in today’s global market place. These changes will result in our having fewer, larger facilities. We must move quickly to achieve lower costs, both in our operations and our support areas.” Ward added, “We continue to feel positive about our long-term strategic direction that certainly is supported by the implementation of the restructuring plans announced today.”

Larger manufacturing facilities will be more efficient, creating lower-cost operations, which are expected to increase the Company’s gross margins. Coupled with overhead reductions from eliminations in certain support areas, these improvements should lead to higher operating margins, while allowing for a greater investment in building the Company’s brands long-term.

In addition to the cost reductions associated with the restructuring, plans for 2006 incorporate an incremental increase of approximately $0.10 to $0.12 per share in the Company’s investment in information systems and Lean Six Sigma training and development. These operational improvements have already begun and are showing promise with reduced lead times and improved customer service. Expected benefits from these Lean Six Sigma projects are improved fill rates, enhancements in customer service, shortened lead times and reduced inventory, setting the stage for improvements in asset utilization expected to become evident in the second half of 2006.

As part of these plans, the Company announced a change in its retirement program. Effective April 1, 2006, Russell will freeze the current defined benefit plan and significantly improve the 401(k) employee savings plan.

Marketing efforts will be increased in targeted areas to support growth across all areas of the retail business. Russell Athletic is introducing Dri-Power® moisture management technology into its market-leading fleece at retail for the fall of 2006, the most significant innovation in sweatshirts in more than 10 years. The launch will be supported by a significant public relations program with additional point-of-purchase marketing and merchandising. Additionally, Russell Athletic has improved its spring products, incorporating moisture management qualities into its cotton t-shirts for its current spring retail line.

Spalding is scheduled to begin significant efforts around the introduction of the Never Flat™ basketball, where the Company is increasing promotion and merchandising with point-of-purchase displays at Dick’s, Sports Authority and Academy stores. The support will include a national advertising campaign with both print and television scheduled to begin the week of the NBA All-Star Game. Likewise, Brooks will feature its first-ever nationally advertised performance guarantee with the launch of the new MoGo midsole technology. This multi-faceted program is part of Brooks’ plans to significantly increase its 2006 marketing efforts, primarily in the areas of advertising, retail marketing, grassroots events and public relations.

Outlook

According to Ward, “We have been pleased with the retail sell-in of our products for 2006. In addition to the exciting new products in our sporting goods brands, we also continue to see growth in our core Activewear business, other than the loss of the boys’ fleece program at Wal-Mart. More efficient manufacturing and improved service should provide the opportunity for even more growth in our Artwear business in 2006.”

The Company now expects GAAP earnings for 2005 to fall in the range of $0.83 to $0.89 per share on sales of approximately $1.435 billion. 2005 financials, including the provision for income taxes, are being finalized and are subject to completion of the audit. With the actions associated with today’s announcement, Russell expects sales for fiscal 2006 to be in the $1.450 to $1.480 billion range. This contemplates mid-single digit growth, excluding the previously announced reductions of business with Wal-Mart. Further, Russell expects earnings per fully diluted share in the $1.10 to $1.25 range for 2006, excluding restructuring charges of approximately $0.66 to $0.78 per share associated with today’s announcement.

In addition to the charges resulting from the actions announced today, the Company also announced its intention to shift its inventory costing methodology completely to FIFO (First In First Out). Russell currently utilizes a combination of LIFO (Last In First Out) and FIFO for its various businesses. Russell is in the process of changing from the LIFO to the FIFO method of accounting effective January 1, 2006, subject to the final concurrence of its auditors. According to Ward, “With the timing and uncertainties of potential restructuring charges, and the Company’s planned completion of a change in accounting for inventories, earnings may not fall in the typical quarterly pattern for 2006.”

Conference Call Information

A conference call to discuss the benefits of the restructuring plan is scheduled for tomorrow, January 20, 2006, at 11:00 a.m. Eastern Time. To listen, please call the conference call line at (877) 264-7865, domestically, and (706) 634-4917, internationally, ten minutes prior to the scheduled start time and use conference ID number 4487144. This conference call will also be broadcast live on the Internet. A link to the broadcast can be found on the Investor Relations homepage of the Company’s website at http://www.russellcorp.com.

The fourth quarter and 2005 fiscal year financials will be discussed in the scheduled February 16, 2006 earnings call. Those financials will be released earlier that same day.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company marketing athletic apparel, uniforms, footwear and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s major brands include Russell Athletic®, JERZEES®, Spalding®, Brooks®, Huffy Sports®, Bike®, Moving Comfort®, AAI® and Mossy Oak®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its web site address is http://www.russellcorp.com.

Forward-Looking Statement

This Press Release includes certain “forward-looking” statements (as defined by the Private Securities Litigation Reform Act of 1995 (the “Act”)) that describe our beliefs concerning future business conditions, prospects, growth opportunities, and the outlook for the Company based upon currently available information. Wherever possible, we have identified these statements by words such as “anticipate”, “believe”, “intend”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions. We include such statements because we believe it is important to communicate our future expectations to our shareholders, and we therefore make such statements in reliance upon the safe harbor provisions of the Act. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, any projections of sales and earnings. These forward-looking statements are based upon assumptions that we believe are reasonable. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) our ability to complete the restructuring and achieve cost reductions within the projected time frame and with the expected savings, including our ability to (i) reduce manufacturing costs and associated overhead by shifting manufacturing to larger, more efficient facilities and (ii) improve asset utilization and inventory management through process improvements; (b) inherent risks in the marketplace associated with new products, and our ability to achieve sales growth through increased marketing efforts; (c) our ability to increase production and improve customer service in our Artwear and other businesses; and (d) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by any forward-looking statements contained in this Press Release.

# # #